EXHIBIT III

FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2013

INTRODUCTION TO THE FINANCIAL STATEMENTS

The Bank’s financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”). The accounting principles applied in NIB’s financial statements differ in certain respects from the accounting principles generally accepted in the United States (“U.S. GAAP”). Such differences may be related to variance in the standards for recognition or measurement of amounts included in the financial statements or IFRS may lack of specific requirements or guidance that is available for U.S. GAAP in certain areas. In addition, presentation and disclosure requirements may differ between IFRS and U.S. GAAP.

The financial statements of the Bank for the fiscal years 2011, 2012 and 2013 have been audited by KPMG Oy Ab and KPMG, Statsautoriseret Revisionspartnerselskab as indicated in their reports included in the Bank’s previous Form 18-K filings for the fiscal years ended December 31, 2011 and December 31, 2012 and incorporated by reference into the Bank’s Registration Statement under Schedule B of the Securities Act (No. 333-142934) and elsewhere herein, respectively.

The auditors were appointed by the Control Committee of the Bank. See Exhibit V to this Annual Report on Form 18-K, “Description of the Registrant – Governance”.

The Control Committee appointed as independent joint auditors for NIB for the financial years 2011, 2012 and 2013, Authorized Public Accountant Sixten Nyman, representing the accounting firm KPMG Oy Ab, Finland and State Authorized Public Accountant Per Gunslev, representing KPMG, Statsautoriseret Revisionspartnerselskab, Denmark. NIB has appointed Authorized Public Accountant Sixten Nyman, representing the accounting firm KPMG Oy Ab, Finland, and Authorized Public Accountant Hans Åkervall, representing KPMG AB, Sweden as its independent joint auditors for the financial year 2014.

NORDIC INVESTMENT BANK

STATEMENT OF COMPREHENSIVE INCOME

JANUARY 1—DECEMBER 31,

(in thousands of EURO)

	2011	2012	2013
	EURO	EURO	EURO
Interest income	499,642	494,064	404,179
Interest expense	-271,189	-242,370	-159,975

NET INTEREST INCOME(1)(2)(22)	228,452	251,693	244,204

Commission income and fees received(3)	10,310	10,620	10,199
Commission expense and fees paid	-2,203	-2,223	-2,454
Net profit /loss on financial operations(4)	7,575	43,288	19,840
Foreign exchange gains and losses	-653	-221	-384

OPERATING INCOME	243,483	303,157	271,404

EXPENSES
General administrative expenses(5)(22)	32,955	34,291	35,217
Depreciation(9)(10)	4,048	3,611	3,592
Impairment of loans(6)(8)	12,442	56,050	15,385

TOTAL EXPENSES	49,446	93,951	54,194

PROFIT FOR THE YEAR	194,037	209,205	217,210

TOTAL COMPREHENSIVE INCOME	194,037	209,205	217,210

(1)-(6), (8)-(10) and (22) above refer to the corresponding Notes to the Financial Statements included in Exhibit IV to this Annual Report on Form 18-K.